FREE WRITING PROSPECTUS Dated May 15, 2007	Filed Pursuant to Rule 433 Registration No. 333-124935

HARLEY DAVIDSON (HDMOT 2007-2)
950MM HARLEY DAVIDSON MOTORCYCLE TRUST HDMOT 2007-2
CITI/ABN JOINT BOOKS COMGRS: BNP-JP-WS

CLS	SIZE	RTGS (M/SP)	WAL	Spread	Yield	Coupon	Price
A-1	138 MM	Aaa/AAA	.29	INTERPL-5	5.31030	5.3103%	100.00000
A-2	285 MM	Aaa/AAA	1.00	EDSF-1	5.322	5.26%	99.99637
A-3	245 MM	Aaa/AAA	2.00	SWAPS+2	5.159	5.10%	99.99181
A-4	194+ MM	Aaa/AAA	3.04	ISWAPS+10	5.176	5.12%	99.99721
B	61+ MM	A1/A	3.56	ISWAPS+22	5.295	5.230%	99.97578
C	26+ MM	Baa2/BBB	3.56	ISWAPS+40	5.475	5.410%	99.98862

ALL CLASSES ERISA
PXED TO 1.8% ABS/ 10% CLEAN UP CALL
TRADE 5/15 SETTLE 5/22

-------------------------------------------------------------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.
Such text has been automatically generated via bloomberg or another system.

-------------------------------------------------------------------------------------------------------------------------------------